Mail Stop 3561								November 3, 2005


Via U.S. Mail and Fax (852-21138118)


Raymond Wai Man Mak
Director - Finance
Sunday Communications Limited
13th Floor Warwick House
Taikoo Place 979 King`s Road
Quarry Bay
Special Administrative Region of Hong Kong
The People`s Republic of China

Re:	Sunday Communications Limited
	Form 20-F/A for the year ended December 31, 2004
                   Filed July 6, 2005

	File No. 333-11470

Dear Mr. Wai Man Mak


	We have completed our review of your Form 20-F and have no further comments at this time.



     						 	         Sincerely,
						 	         /s/ Carlos Pacho
       						 	         for Larry Spirgel
    						 	        Assistant Director




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE